SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  March 19, 2001



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                         0-17267                 84-1095959
(State or other                   (Commission             (I.R.S. Employer
jurisdiction                      File Number)            Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado               80202
(address of principal executive offices)                  (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated March 19, 2001, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") Mallon Resources Corporation (Nasdaq: "MLRC") today reported revenues for 2000 of $17,307,000, an increase of $4,009,000 (30%) compared to 1999. These revenues represent a record high for the Company. The increase in revenues was due to higher gas production and higher oil and gas prices. Operating cash flow increased 58% in 2000 to $5,688,000 from $3,599,000 in 1999. Mallon reported a net loss for 2000 of $6,531,000, including $8,965,000 ($1.05 per basic share) negative impact of hedging arrangements described below, compared to a net loss for 1999 of $2,777,000. Expenses related to oil and gas producing activities increased by $3,729,000 (38%) due to increases in lease operating expense, production taxes, depletion, and the number of wells in 2000 compared to 1999. In addition, interest expense increased by $3,115,000 (100%) due to higher debt levels and higher interest rates. General and administrative expenses increased by 24% primarily due to the issuance of employee stock options and increased costs for contract and consulting services. The net loss attributable to common shareholders for 2000 was $7,044,000 ($0.83 per basic share) compared to a net loss attributable to common shareholders for 1999 of $3,013,000 ($0.41 per basic share).

    The average gas price realized per Mcf (after the effects of hedging) for 2000 was $2.10, a 16% increase from the 1999 average of $1.81. The average oil price realized per barrel (after the effects of hedging) for 2000 was $24.43, a 41% increase from the 1999 average of $17.38. Natural gas constituted approximately 85% of Mallon's production in 2000 and 84% in 1999.

    The Company uses hedging instruments to manage commodity price risks. The Company's hedging arrangements had a $8,965,000 ($1.05 per basic share) negative impact on cash flow and earnings for 2000. Most of this negative impact was attributable to a hedging arrangement covering 15,000 MMBtu per day of the Company's gas production at $2.02 per MMBtu. This hedge expired on December 31, 2000. For the year 2001, the Company has hedged 6,600 MMBtu per day at an average San Juan Basin price of $2.80 per MMBtu, and has entered into put and call contracts by which it created a "no-cost collar" covering another 2,000 MMBtu per day of the Company's production based on Permian Basin prices. Under the no-cost collar, Mallon will receive $3.85 per MMBtu if the settlement price is below $3.85 per MMBtu. If the settlement price is greater than $5.80 per MMBtu, Mallon will pay the difference between the settlement price and $5.80 per MMBtu.

    Mallon's average daily production for 2000 was 19.3 million cubic feet of natural gas equivalents ("MMcfe"), a 6% increase from 1999's average daily production of 18.2 MMcfe. Mallon drilled or recompleted 38 wells during 2000, of which 13 were drilled or recompleted during fourth quarter 2000.

    Fourth quarter revenues were $5,266,000 in 2000, up 40% over the year earlier period. The increased revenues reflect a 3% increase in prices per Mcfe to $2.57 in 2000 from $2.50 in 1999. Operating cash flow increased 50% in fourth quarter 2000 to $1,852,000 from $1,232,000 in fourth quarter 1999. The net loss for fourth quarter 2000 was $1,900,000 and the net loss attributable to common shareholders was $2,042,000 ($0.19 per basic share) compared to the net loss attributable to common shareholders for fourth quarter 1999 of $1,428,000 ($0.18 per basic share). Expenses relating to oil and gas producing activities increased by $1,815,000 (70%) in fourth quarter 2000 compared to fourth quarter 1999. Interest expense increased by $594,000 (50%) due to higher debt levels and higher interest rates, while general and administrative expense fell $294,000 (26%) in fourth quarter 2000 compared to fourth quarter 1999. Fourth quarter 2000 average daily production increased 31% to 21.0 Mmcfe compared to fourth quarter 1999's 16.0 Mmcfe. The production increase was largely due to the resumption of drilling and recompletion activity during fourth quarter 2000, after receipt of proceeds from a public equity offering in October 2000.

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands, except per unit data) For the Three Months  For the Years Ended
                                      Ended December 31,       December 31,
                                       2000        1999      2000       1999
Selected Results
    Revenues                          $ 5,266    $ 3,760    $17,307   $13,298
    Costs and expenses                  7,166      5,042     23,838    15,970
    Net loss                           (1,900)    (1,282)    (6,531)   (2,777)
    Net loss attributable to common
       shareholders                    (2,042)    (1,428)    (7,044)   (3,013)
    Basic net loss per share attributable
       to common shareholders (A)       (0.19)     (0.18)     (0.83)    (0.41)
    EBITDA (B)                          1,951      1,249      6,067     5,251
    EBITDA per basic share               0.19       0.16       0.71      0.72

    Cash flow (C)                       1,852      1,232      5,688     3,599
    Cash flow per basic share            0.18       0.16       0.67      0.49
    Basic weighted average shares
       outstanding (A)                 10,524      7,833      8,525     7,283

Other Operating Data
    Net Production:
       Natural Gas (MMcf)               1,664      1,223      6,022     5,600
       Oil (MBbl)                          45         42        171       172
       Total MMcfe                      1,934      1,475      7,048     6,632
    Average realized sales price: (D)
       Natural gas (per Mcf)            $2.30      $2.23      $2.10     $1.81
       Oil (per Bbl)                   $25.38     $22.88     $24.43    $17.38
       Per Mcfe                         $2.57      $2.50      $2.38     $1.98
    Average cost (per Mcfe):
       Production tax and marketing
          expense                       $0.66      $0.24      $0.49     $0.25
       Lease operating expense          $0.62      $0.68      $0.59     $0.52
       Depletion                        $0.96      $0.79      $0.79     $0.65

   (A) Because the Company is in a loss position, all common stock equivalents are anti-dilutive. Therefore, only basic share and per share information has been presented.
   (B) EBITDA is earnings before income taxes, interest expense, depreciation, depletion and amortization, impairment and extraordinary loss.
   (C) Cash flow from operating activities before working capital adjustments. Cash flow has not been reduced by accrued interest expense which is added to long-term debt.
   (D)  Includes effects of hedging.


    Mallon Resources Corporation is a Denver-based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

                                   Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Mallon Resources Corporation


March 26, 2001                     By: _/s/ Roy K. Ross______________________
                                        Roy K. Ross, Executive Vice President